Exhibit 5.1

DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
18 Mountain Laurel Drive
Littleton, Colorado 80127
phone: 303 466 4092 / fax: 303 466 4826

December 20, 2011

Board of Directors
ChineseInvestors.COM, Inc.
13791 East Rice Place, Suite 107
Aurora, CO  80015

     Re:  Registration Statement on Form S-1

Gentlemen:

You have requested my opinion as to the legality of the issuance of common stock by ChineseInvestors.COM, Inc., an Indiana corporation (the "Company") in connection with the Registration Statement on Form S-1 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.   The Registration Statement relates to the issuance and sale from time to time by the Company, on a delayed or continuous basis pursuant to Rule 415 promulgated under the Act, of the Company’s common stock not to exceed an initial aggregate offering price of $15,000,000.

In connection with this opinion, I have examined the Registration Statement and such corporate records, documents, instruments, certificates of public officials and of the Company and such questions of law as I have deemed necessary for the purpose of rendering the opinions set forth herein. In such examination, we have assumed the genuineness of all signatures and the authenticity of all items submitted to me as originals and the conformity with originals of all items submitted to me as copies.

The opinions hereinafter expressed are subject to the following qualifications and exceptions:

(i)
the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination;

(ii)
limitations imposed by general principles of equity upon the availability of equitable remedies or the enforcement of provisions of any Offered Security, and the effect of judicial decisions which have held that certain provisions are unenforceable where their enforcement would violate the implied covenant of good faith and fair dealing, or would be commercially unreasonable, or where their breach is not material;

(iii)
the invalidity under certain circumstances under law or court decisions of provisions for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy;

(iv)	the enforceability of provisions of the Offered Securities that purport to establish evidentiary standards or make determinations conclusive or powers absolute;
(v)
I express no opinion as to the enforceability of any choice of law provisions or the enforceability of any provisions that purport to establish a particular court as the forum for adjudication of any controversy relating to the Common Stock or that purport to cause any party to waive or alter any right to a trial by jury or that waive objection to jurisdiction;

(vi)
my opinion is based upon current statutes, rules, regulations, cases and official interpretive opinions, and it covers certain items that are not directly or definitively addressed by such authorities; and

(vii)
except to the extent encompassed by an opinion set forth below with respect to the Company, the effect on the opinions expressed herein of (1) the compliance or non-compliance of any party to any agreement with any law, regulation or order applicable to it or (2) the legal or regulatory status or the nature of the business of any such party.

Board of Directors
ChineseInvestors.COM, Inc.
December 20, 2011

Based upon and subject to the foregoing, I am of the opinion that:

1.
The Common Stock offered under the Registration Statement, provided that (i) the Registration Statement and any required post-effective amendment thereto have all become effective under the Securities Act, the related prospectus and any and all applicable prospectus supplement(s) required by applicable laws have been delivered and filed as required by such laws; (ii) the issuance of the Common Stock has been duly authorized by all necessary corporate action on the part of the Company; (iii) the issuance and sale of the Common Stock do not violate any applicable law, are in conformity with the Company’s then operative Articles of Incorporation (the “Articles of Incorporation”) and Bylaws, do not result in a default under or breach of any agreement or instrument binding upon the Company and comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company; and (iv) the certificates for the Common Stock have been duly executed by the Company, countersigned by the transfer agent therefor and duly delivered to the purchasers thereof against payment therefor, then the Common Stock, when issued and sold as contemplated in the Registration Statement, the related prospectus and any and all applicable prospectus supplement(s) and in accordance with any applicable duly authorized, executed and delivered purchase, underwriting or similar agreement, will be duly authorized, validly issued, fully paid and nonassessable.

I express no opinion as to matters governed by laws of any jurisdiction other than the laws of the State of Indiana and the federal laws of the United States of America, as in effect on the date hereof. I express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such permission, I do not admit hereby that I come within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.  This opinion is expressed as of the date hereof, and I disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Dennis Brovarone
Dennis Brovarone